EXHIBIT 10.11

INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement) is made as of the 7th day of January 2014, by and between Pyramid Oil Company , a California corporation (the “Corporation”), and Michael Herman (the “Indemnitee”), a director and officer of the Corporation.

The parties agree that the following recitals are true and accurate in every respect:

RECITALS

A.           The Corporation and the Indemnitee recognize that the interpretation of statutes, regulations, court opinions and the Corporation’s Articles of Incorporation and Bylaws is too uncertain to provide the Corporation’s officers and directors with adequate guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties in good faith for the Corporation.

B.           The Corporation and the Indemnitee are aware of the substantial increase in the number of lawsuits filed against corporate officers and directors.

C.           The Corporation and the Indemnitee recognize that the cost of defending against such lawsuits, whether or not meritorious, may impose substantial economic hardship upon the Corporation’s officers and directors.

D.           The Corporation and the Indemnitee recognize that the legal risks, potential liabilities and expenses of defense associated with litigation against officers and directors arising or alleged to arise from the conduct of the affairs of the Corporation are frequently excessive in view of the amount of compensation received by the Corporation’s officers and directors.

E.           Section 317 of the California General Corporation Law, which sets forth certain provisions relating to the indemnification of officers and directors (among others) of a California corporation by such corporation, is specifically not exclusive of other rights to which those indemnified thereunder may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

F.           The Board of Directors of the Corporation has determined that the following Agreement is in the best interests of the Corporation and its shareholders.

G.           The Corporation understands that the Indemnitee’s decision to continue as a director and officer of the Corporation is conditioned on his being furnished with the indemnity set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Corporation and the Indemnitee agree as follows:

1.           Definitions.

(a)          The term “Proceeding” shall include any threatened, pending or completed action, suit or proceeding, whether brought in the name of the Corporation or otherwise and whether of a civil, criminal or administrative or investigative nature, including, but not limited to, actions, suits or proceedings brought under or predicated upon the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts or any rule or regulation promulgated thereunder, in which the Indemnitee may be or may have been involved as a party or otherwise by reason of the fact that the Indemnitee is or was a director and/or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such director and/or officer, or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not he is serving in such capacity at the time any indemnified liability or reimbursable expense is incurred.

(b)          The term “Expenses” shall include, but shall not be limited to, damages, judgments, fines, settlements and charges, costs, expenses of investigation and expenses of defense of legal actions, suits, proceedings or claims and appeals therefrom (including, without limitation, attorney’s fees and costs), and expenses of appeal, attachment or similar bonds. “Expenses” shall not include any judgments, fines or penalties actually levied against the Indemnitee which the Corporation is prohibited by applicable law from paying.

2.           Indemnity in Third-Party Proceedings. Subject to Paragraph 7, the Corporation shall defend and indemnify the Indemnitee and his successors, assigns, heirs, beneficiaries, and agents against and hold the same harmless from any and all Expenses and all other costs, claims, losses, recoveries, deficiencies, injuries, Proceedings, other legal and administrative proceedings and penalties, including attorney’s fees and costs, arising from or related to any and all of Indemnitiee’s acts or omissions taken in connection with his positions as a Director, Officer, or Employee of the Corporation to the fullest extent of the law; provided that it is determined, pursuant to Paragraph 6 or by the court before which such action was brought, that the Indemnitee acted in good faith and in a manner that he reasonably believed to be in the best interests of the Corporation. Such defense, indemnification, and hold harmless obligations of the Corporation shall also extend to a criminal proceeding where Indemnitee had no reasonable cause to believe that his conduct was unlawful. The termination of any such Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee did not act in good faith or in a manner that he reasonably believed to be in the best interests of the Corporation, and with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

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3.           Indemnity in Proceedings by or in the Name of the Corporation. Subject to Paragraph 7, the Corporation shall defend, indemnify and hold harmless the Indemnitee to the same extent set out in Section 2 in connection with the prosecution, defense, or settlement of any Proceeding by or in the name of the Corporation to procure a judgment in its favor by reason of the fact that the Indemnitee was or is a director and/or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that no indemnification for Expenses shall be made under this Paragraph 3 with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Corporation, unless and only to the extent that any court in which such Proceeding is brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

4.           Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

5.           Advances of Expenses. Expenses incurred by the Indemnitee pursuant to Paragraphs 2 and 3 in any Proceeding shall be paid by the Corporation in advance of the determination of such Proceeding at the written request of the Indemnitee, if the Indemnitee shall undertake to repay such amount to the extent that it is ultimately determined that the Indemnitee is not entitled to indemnification.

6.           Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any defense, indemnification, or advance under Paragraph 2, 3 or 5 shall be made by the Corporation no later than 30 days after receipt of the written request of the Indemnitee therefore, unless a determination is made within said 30-day period by (a) the Board of Directors of the Corporation by a majority vote of a quorum thereof consisting of directors who were not parties to such Proceedings, or (b) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable) that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraphs 2 and 3.

The right to indemnification or advances as provided by this Agreement shall be enforceable by the Indemnitee in any court of competent jurisdiction. The Corporation shall bear the burden of proving that indemnification or advances are not appropriate. The failure of the Corporation to have made a determination that indemnification or advances are proper in the circumstances shall not be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s Expenses incurred in connection with successfully establishing his right to indemnification or advances, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

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7.           Indemnification Hereunder Not Exclusive.

(a)          Notwithstanding any other provision of this Agreement, the Company shall not indemnify Indemnitee for any act or omission or transactions for which indemnification is expressly prohibited by Section 204(a)(11) of the California General Corporation Law.

(b)          The right to indemnification provided by this Agreement shall not be exclusive of any other rights to which the Indemnitee may be entitled under the Corporation’s Articles of Incorporation, bylaws, any agreement, any vote of shareholders or disinterested directors, the California General Corporation Law or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a director or officer, and shall inure to the benefit of the heirs and personal representatives of the Indemnitee.

8.           Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for a portion of his Expenses actually and reasonably incurred by him in any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.

9.           Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be revised to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

10.         Disputes; Attorneys’ Fees, Law; Venue. If any legal proceeding or litigation instituted by a party against the other arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs as determined by the arbitrator, arbitrators, or court, in addition to any judgment awarded. This Agreement is executed in Kern County, California and California law shall govern as to the construction, interpretation, and enforcement of this Agreement and the rights and obligations of the parties to this Agreement; without reference to conflicts of law principles. Proper venue for any legal proceeding, arbitration, or other litigation arising out of this Agreement shall be in Bakersfield, California, only, and the parties waive any right to a change of venue. The parties waive their respective rights to a jury trial, it being the parties’ intent that the dispute be heard by a judge only.

11.         Notices. The Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give to the Corporation written notice as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to Pyramid Oil Company, P.O. Box 832, Bakersfield, California 93302 (or at such other address or to the attention of such other person as the Corporation shall designate in writing to the Indemnitee). Notices to the Indemnitee shall be sent to the Indemnitee at the address set forth after his name on the signature page of this Agreement (or at such other addresses the Indemnitee shall designate in writing to the Corporation).

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PYRAMID OIL COMPANY

By:	/s/ LEE G. CHRISTIANSON
Name: Lee G. Christianson
Title: Chief Financial Officer

INDEMNITEE

By:	/s/ MICHAEL HERMAN
Name: Michael Herman
P.O. Box 81740
Las Vegas, Nevada 89180

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